Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Karman Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	23,000,000	$56.1575	$1,291,622,500	0.00015310	$197,747.41

Fees Previously Paid	—	—	—	—	—	—		—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,291,622,500		$197,747.41

	Total Fees Previously Paid							—

	Total Fee Offsets							—

(1)	Includes the additional shares that the underwriters have the option to purchase.
(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The maximum price per share and maximum aggregate offering price are based on the average of the $57.315 (high) and $55.00 (low) sale price of the registrant’s common stock as reported on the New York Stock Exchange on July 18, 2025, which date is within five business days prior to filing this Registration Statement.